Exhibit 99.1
First Western Reports First Quarter 2026 Financial Results
First Quarter 2026 Summary
•Net income available to common shareholders of $6.2 million in Q1 2026, compared to $3.3 million in Q4 2025
•Diluted earnings per share of $0.63 in Q1 2026, compared to $0.34 in Q4 2025
•Net interest margin increased 10 basis points from 2.71% in Q4 2025 to 2.81% in Q1 2026
•Net interest income increased $0.3 million, or 1.5%, from $20.6 million in Q4 2025 to $20.9 million in Q1 2026
•Non-interest income increased $0.6 million, or 9.8%, from $6.1 million in Q4 2025 to $6.7 million in Q1 2026
•Total deposits increased $95 million, or 3.5%, from $2.75 billion in Q4 2025 to $2.84 billion in Q1 2026

Denver, Colo., April 23, 2026 – First Western Financial, Inc. (“First Western” or the “Company”) (NASDAQ: MYFW), today reported financial results for the first quarter ended March 31, 2026.
Net income available to common shareholders was $6.2 million, or $0.63 per diluted share, for the first quarter of 2026. This compares to net income of $3.3 million, or $0.34 per diluted share, for the fourth quarter of 2025, and net income of $4.2 million, or $0.43 per diluted share, for the first quarter of 2025.
Scott C. Wylie, CEO of First Western, commented, “We executed well in the first quarter and saw positive trends in many areas including loan and deposit growth, an increase in Net interest income, expansion in our net interest margin, well managed expenses, and improved asset quality, which resulted in an increase in our level of profitability. We continue to see healthy economic conditions across our markets resulting in a solid amount of loan demand that meets our disciplined underwriting and pricing criteria, while steadily adding new deposit relationships. Our improving financial performance and continued prudent balance sheet management resulted in increases in both our book value and tangible book value per share during the first quarter.

“Our loan and deposit pipelines remain strong and along with a continuation of the positive trends we are seeing in key areas, we believe we are well positioned to continue generating strong financial performance for our shareholders as we move through 2026,” said Mr. Wylie.

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2026	2025	2025
Earnings Summary
Net interest income	$20,883	$20,577	$17,453
(Release of) provision for credit losses	(728)	915	80
Total non-interest income	6,656	6,079	7,345
Total non-interest expense	20,164	21,306	19,361
Income before income taxes	8,103	4,435	5,357
Income tax expense	1,895	1,121	1,172
Net income available to common shareholders	6,208	3,314	4,185
Basic earnings per common share	0.64	0.34	0.43
Diluted earnings per common share	0.63	0.34	0.43

Return on average assets (annualized)	0.79%	0.42%	0.59%
Return on average shareholders' equity (annualized)	9.32	5.06	6.63
Return on tangible common equity (annualized)(1)	10.26	5.66	7.44
Net interest margin	2.81	2.71	2.61
Efficiency ratio(1)	73.11	74.88	79.16
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Operating Results for the First Quarter 2026
Revenue
Total income before non-interest expense was $28.3 million for the first quarter of 2026, an increase of 10.1% from $25.7 million for the fourth quarter of 2025. Gross revenue(1) was $27.6 million for the first quarter of 2026, an increase of 3.4% from $26.7 million for the fourth quarter of 2025. Relative to the fourth quarter of 2025, the increase in Total income before non-interest expense was primarily driven by a decrease in Provision for credit losses, an increase in Non-interest income, and an increase in Net interest income. Relative to the first quarter of 2025, Total income before non-interest expense increased 14.6% from $24.7 million and Gross revenue increased 12.2% from $24.6 million. Relative to the first quarter of 2025, the increase in Total income before non-interest expense was primarily driven by an increase in Net interest income and a decrease in Provision for credit losses, partially offset by a decrease in Non-interest income.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Net Interest Margin
Net interest margin for the first quarter of 2026 increased 10 basis points to 2.81% from 2.71% reported in the fourth quarter of 2025, primarily due to a decrease in cost of funds, partially offset by a slight decrease in yield on interest-earning assets. The cost of funds decreased 13 basis points to 2.90% from 3.03% reported in the fourth quarter of 2025, while the yield on interest-earning assets decreased 2 basis points to 5.54% from 5.56% reported in the fourth quarter of 2025. The decrease in cost of funds was primarily due to lower rates on money market and time deposit accounts as a result of the Company reducing deposit rates commensurate with the short-term rate decreases in 2025.

Relative to the first quarter of 2025, net interest margin increased 20 basis points from 2.61%, primarily due to a 23 basis point decrease in cost of funds, partially offset by a 3 basis point decrease in yield on interest-earning assets. The decrease in cost of funds was primarily due to lower rates on money market and time deposit accounts as a result of the Company reducing deposit rates commensurate with the short-term rate decreases in 2025.
Net Interest Income
Net interest income for the first quarter of 2026 was $20.9 million, an increase of 1.5% from $20.6 million for the fourth quarter of 2025. The increase quarter-over-quarter was primarily driven by a 10 basis point increase in net interest margin, partially offset by lower day count. Relative to the first quarter of 2025, Net interest income increased 19.4% from $17.5 million. The increase compared to the first quarter of 2025 was primarily driven by a 20 basis point increase in net interest margin and an increase in average interest-earning assets.
Non-interest Income
Non-interest income for the first quarter of 2026 was $6.7 million, an increase of 9.8% from $6.1 million in the fourth quarter of 2025. The increase was primarily driven by increases in Net gain on mortgage loans and Risk management and insurance fees. The increase in Net gain on mortgage loans was driven by higher origination volume, while the increase in Risk management and insurance fees was driven by higher new case activity.
Relative to the first quarter of 2025, Non-interest income decreased $0.7 million, primarily driven by decreases in Net gain on other real estate owned and Net gain on loans held for sale, partially offset by an increase in Net gain on mortgage loans driven by higher origination volume.
Non-interest Expense
Non-interest expense for the first quarter of 2026 was $20.2 million, a decrease of 5.2% from $21.3 million in the fourth quarter of 2025. The decrease was primarily driven by a $1.4 million Other real estate owned ("OREO") write-down recorded in the fourth quarter of 2025 and a decrease in Professional services, partially offset by an increase in Salaries and employee benefits. The increase in Salaries and employee benefits was primarily driven by payroll tax seasonality and an increase in bonus accruals as a result of improved earnings during the quarter.
Relative to the first quarter of 2025, Non-interest expense increased 4.1% from $19.4 million, primarily driven by an increase in Salaries and employee benefits due to an increase in headcount and bonus accruals, partially offset by a decrease in Occupancy and equipment.
The Company’s efficiency ratio(1) was 73.1% in the first quarter of 2026, compared to 74.9% in the fourth quarter of 2025 and 79.2% in the first quarter of 2025.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Income Taxes
The Company recorded Income tax expense of $1.9 million for the first quarter of 2026, compared to $1.1 million for the fourth quarter of 2025, and $1.2 million for the first quarter of 2025.

Loans
Total loans held for investment were $2.69 billion as of March 31, 2026, an increase of $41 million, or 1.5%, from $2.65 billion as of December 31, 2025. Changes in the quarter included growth in the 1-4 family residential and Commercial and industrial portfolios, partially offset by a decrease in Non-owner occupied commercial real estate portfolio. Relative to the first quarter of 2025, total loans held for investment increased from $2.43 billion as of March 31, 2025, primarily driven by growth in the Non-owner occupied commercial real estate, 1-4 family residential, Cash, securities, and other, Owner occupied commercial real estate, and Commercial and industrial portfolios, partially offset by a decrease in the Construction and development portfolio.
Deposits
Total deposits were $2.84 billion as of March 31, 2026, an increase of $95 million, or 3.5%, from $2.75 billion as of December 31, 2025. The increase was primarily driven by increases in Noninterest-bearing deposit accounts, money market deposit accounts, and time deposits accounts. The increase in Noninterest-bearing deposits was primarily driven by operating account fluctuations, while the increase in Interest-bearing deposits was primarily driven by growth in money market deposit accounts and time deposit accounts. Relative to the first quarter of 2025, Total deposits increased from $2.52 billion as of March 31, 2025, primarily driven by an increase in money market deposit accounts, partially offset by a decrease Noninterest-bearing deposit accounts.
Borrowings
Federal Home Loan Bank (“FHLB”) borrowings were $50.0 million as of March 31, 2026, a decrease of $12.8 million from $62.8 million as of December 31, 2025. The change when compared to December 31, 2025 was primarily driven by the pay down on the Company's FHLB line of credit in the first quarter of 2026. Relative to the first quarter of 2025, borrowings decreased $1.6 million from $51.6 million as of March 31, 2025.
Subordinated notes were $44.8 million as of March 31, 2026 and December 31, 2025. Subordinated notes increased $0.2 million from $44.6 million as of March 31, 2025.
Assets Under Management
Assets Under Management (“AUM”) was $7.23 billion as of March 31, 2026, a decrease of $43 million, or 0.6%, from $7.28 billion as of December 31, 2025. The decrease in AUM during the quarter was primarily attributable to lower market values, partially offset by new accounts. Compared to March 31, 2025, total AUM increased 0.8% from $7.18 billion.
Credit Quality
Non-performing assets totaled $16.3 million, or 0.50% of Total assets, as of March 31, 2026, compared to $19.6 million, or 0.62% of Total assets, as of December 31, 2025. The decrease in non-performing assets during the quarter was primarily driven by the sale of the Company's last remaining OREO property and pay downs. As of March 31, 2025, non-performing assets totaled $17.1 million, or 0.59% of Total assets. Relative to the first quarter of 2025, the decrease in non-performing assets was primarily driven by the sale of the OREO property in the first quarter of 2026 and pay downs, partially offset by additions to non-accrual loans. OREO decreased from $3.0 million as of December 31, 2025 to $0.0 million as of March 31, 2026 due to the sale of the Company's last remaining OREO property in the first quarter of 2026. Relative to the first quarter of 2025, OREO decreased from $4.4 million as of March 31, 2025.
Non-accrual loans totaled $16.3 million as of March 31, 2026, a decrease of $0.3 million from $16.6 million as of December 31, 2025. As of March 31, 2025, non-accrual loans totaled $12.8 million. Relative to the fourth quarter of 2025, the decrease was primarily driven by pay downs. Relative to the first quarter of 2025, the increase was primarily driven by the addition of one credit relationship, partially offset by pay downs.

During the first quarter of 2026, the Company recorded a provision release of $0.7 million, compared to provision of $0.9 million in the fourth quarter of 2025 and $0.1 million in the first quarter of 2025. The release of $0.7 million in the first quarter of 2026 was primarily driven by decreased provision on individually analyzed loans. As of March 31, 2026 and December 31, 2025, the Allowance for credit losses as a percentage of Total loans was 77 basis points and 81 basis points, respectively.
Capital
As of March 31, 2026, First Western (“Consolidated”) and First Western Trust Bank (“Bank”) exceeded the minimum capital levels required by their respective regulators. As of March 31, 2026, the Bank was classified as “well capitalized,” as summarized in the following table:

March 31,
2026
Consolidated Capital
Tier 1 capital to risk-weighted assets	9.90%
Common Equity Tier 1 ("CET1") to risk-weighted assets	9.90
Total capital to risk-weighted assets	12.52
Tier 1 capital to average assets	7.88

Bank Capital
Tier 1 capital to risk-weighted assets	11.33%
CET1 to risk-weighted assets	11.33
Total capital to risk-weighted assets	12.21
Tier 1 capital to average assets	9.01
Book value per common share increased 2.9% from $27.30 as of December 31, 2025 to $28.10 as of March 31, 2026. Book value per common share increased 6.3% from $26.44 as of March 31, 2025.
Tangible book value per common share(1) increased 3.3% from $24.07 as of December 31, 2025 to $24.87 as of March 31, 2026. Tangible book value per common share increased 7.3% from $23.18 as of March 31, 2025.
During the three months ended March 31, 2026, the Company repurchased 6,123 shares for $0.1 million.
(1) Represents a Non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
Conference Call, Webcast and Slide Presentation
The Company will host a conference call and webcast at 10:00 a.m. MT/ 12:00 p.m. ET on Friday, April 24, 2026. Telephone access: https://register-conf.media-server.com/register/BIa19f2c66af854a57b25db1c34f017817
A slide presentation relating to the first quarter 2026 results will be accessible prior to the scheduled conference call. The slide presentation and webcast of the conference call can be accessed on the Events and Presentations page of the Company’s investor relations website at https://myfw.gcs-web.com.
About First Western
First Western is a financial services holding company headquartered in Denver, Colorado, with operations in Colorado, Arizona, Wyoming, California, and Montana. First Western and its subsidiaries provide a fully integrated suite of wealth management services on a private trust bank platform, which includes a comprehensive selection of deposit, loan, trust, wealth planning and investment management products and services. First Western’s common stock is traded on the Nasdaq Global Select Market under the symbol “MYFW.” For more information, please visit www.myfw.com.

Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include “Tangible Common Equity,” “Tangible Common Book Value per Share,” “Return on Tangible Common Equity,” “Efficiency Ratio,” and “Gross Revenue”. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures to GAAP financial measures are provided at the end of this press release.

Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “position,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “opportunity,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, without limitation, the risk of geographic concentration in Colorado, Arizona, Wyoming, California, and Montana; the risk of changes in the economy affecting real estate values and liquidity; the risk in our ability to continue to originate residential real estate loans and sell such loans; risks specific to commercial loans and borrowers; the risk of claims and litigation pertaining to our fiduciary responsibilities; the risk of changes in interest rates could reduce our net interest margins and Net interest income; increased credit risk, including as a result of deterioration in economic conditions, could require us to increase our allowance for credit losses and could have a material adverse effect on our results of operations and financial condition; the risk in our ability to maintain a strong core deposit base or other low-cost funding sources. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2026 (“Form 10-K”), and other documents we file with the SEC from time to time. We urge readers of this news release to review the “Risk Factors” section our Form 10-K and any updates to those risk factors set forth in our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and our other filings with the SEC. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Financial Profiles, Inc.
Tony Rossi
310-622-8221
MYFW@finprofiles.com
IR@myfw.com

First Western Financial, Inc.
Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2026	2025	2025
Interest and dividend income:
Loans, including fees	$38,125	$38,563	$34,047
Loans accounted for under the fair value option	39	51	111
Investment securities	1,464	1,593	681
Interest-bearing deposits in other financial institutions	1,341	1,958	2,242
Dividends, restricted stock	136	139	128
Total interest and dividend income	41,105	42,304	37,209

Interest expense:
Deposits	19,017	20,560	18,516
Other borrowed funds	1,205	1,167	1,240
Total interest expense	20,222	21,727	19,756
Net interest income	20,883	20,577	17,453
Less: (Release of) provision for credit losses	(728)	915	80
Net interest income, after provision for credit losses	21,611	19,662	17,373

Non-interest income:
Trust and investment management fees	4,751	4,634	4,677
Net gain on mortgage loans	1,458	795	1,067
Net gain on loans held for sale	—	—	222
Bank fees	305	318	422
Risk management and insurance fees	249	52	259
Income on company-owned life insurance	116	117	110
Net (loss) gain on loans accounted for under the fair value option	(39)	(44)	6
Net (loss) gain on other real estate owned	(7)	—	459
Unrealized (loss) gain recognized on equity securities	(4)	(6)	11
Other	(173)	213	112
Total non-interest income	6,656	6,079	7,345
Total income before non-interest expense	28,267	25,741	24,718

Non-interest expense:
Salaries and employee benefits	12,935	11,735	11,480
Occupancy and equipment	1,903	1,778	2,232
Professional services	1,596	2,232	1,704
Technology and information systems	999	1,026	1,056
Data processing	1,186	1,251	1,122
Marketing	193	386	216
Amortization of other intangible assets	48	52	51
Other	1,304	2,846	1,500
Total non-interest expense	20,164	21,306	19,361
Income before income taxes	8,103	4,435	5,357
Income tax expense	1,895	1,121	1,172
Net income available to common shareholders	$6,208	$3,314	$4,185
Earnings per common share:
Basic	$0.64	$0.34	$0.43
Diluted	0.63	0.34	0.43

First Western Financial, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands)	2026	2025	2025
Assets
Cash and cash equivalents:
Cash and due from banks	$10,907	$9,755	$15,924
Interest-bearing deposits in other financial institutions	253,144	190,526	257,558
Total cash and cash equivalents	264,051	200,281	273,482

Available-for-sale debt securities, at fair value (amortized cost of $41,937, $45,623, and $0, respectively)	41,939	45,607	—
Held-to-maturity debt securities (fair value of $90,775, $90,635 and $67,479, respectively), net of allowance for credit losses of $83, $74, and $71, respectively	95,030	94,970	73,775
Correspondent bank stock, at cost	6,424	6,764	5,968
Mortgage loans held for sale, at fair value	28,426	40,176	10,557
Loans (includes $2,468, $3,182, and $6,112 measured at fair value, respectively)	2,690,115	2,650,423	2,425,367
Allowance for credit losses	(20,801)	(21,441)	(17,956)
Loans, net	2,669,314	2,628,982	2,407,411
Premises and equipment, net	25,704	25,687	24,554
Accrued interest receivable	11,582	11,209	10,623
Accounts receivable	5,461	4,579	4,505
Other receivables	1,318	2,444	4,608
Other real estate owned, net	—	3,040	4,385
Goodwill and other intangible assets, net	31,373	31,422	31,576
Deferred tax assets, net	3,073	4,003	2,856
Company-owned life insurance	17,532	17,416	17,071
Other assets	39,490	38,401	34,929
Total assets	$3,240,717	$3,154,981	$2,906,300

Liabilities
Deposits:
Noninterest-bearing	$380,072	$344,969	$409,696
Interest-bearing	2,461,543	2,401,606	2,105,701
Total deposits	2,841,615	2,746,575	2,515,397
Borrowings:
Federal Home Loan Bank and Federal Reserve borrowings	50,006	62,841	51,612
Subordinated notes	44,810	44,772	44,621
Accrued interest payable	1,593	1,295	2,371
Other liabilities	29,328	33,938	35,744
Total liabilities	2,967,352	2,889,421	2,649,745

Shareholders’ Equity
Total shareholders’ equity	273,365	265,560	256,555
Total liabilities and shareholders’ equity	$3,240,717	$3,154,981	$2,906,300

First Western Financial, Inc.
Consolidated Financial Summary (unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands)	2026	2025	2025
Loan Portfolio
Cash, securities, and other	$164,119	$164,787	$101,078
Consumer and other	20,036	19,504	16,688
Construction and development	195,230	189,790	291,133
1-4 family residential	1,069,542	1,030,211	971,179
Non-owner occupied CRE	780,279	813,408	636,820
Owner occupied CRE	212,177	205,063	182,417
Commercial and industrial	248,875	226,107	223,197
Total	2,690,258	2,648,870	2,422,512
Loans accounted for under the fair value option	2,492	3,216	6,280
Total loans held for investment	2,692,750	2,652,086	2,428,792
Deferred fees, unamortized premiums, basis adjustments, net(1)(2)	(2,635)	(1,663)	(3,425)
Loans (includes $2,468, $3,182, and $6,112 measured at fair value, respectively)	$2,690,115	$2,650,423	$2,425,367
Mortgage loans held for sale	28,426	40,176	10,557

Deposit Portfolio
Money market deposit accounts	$1,945,207	$1,913,591	$1,566,737
Time deposits	371,889	352,473	379,533
Interest checking accounts	130,821	122,292	144,980
Savings accounts	13,626	13,250	14,451
Total interest-bearing deposits	2,461,543	2,401,606	2,105,701
Noninterest-bearing accounts	380,072	344,969	409,696
Total deposits	$2,841,615	$2,746,575	$2,515,397
____________________
(1) Includes fair value adjustments on loans held for investment accounted for under the fair value option.
(2) Includes basis adjustments related to the hedged portfolio accounted for under the portfolio layer method.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2026	2025	2025
Average Balance Sheets
Assets
Interest-earning assets:
Interest-bearing deposits in other financial institutions	$145,676	$192,052	$200,194
Debt securities	138,537	143,593	75,592
Correspondent bank stock	6,421	6,342	5,806
Gross loans	2,684,756	2,630,739	2,407,482
Mortgage loans held for sale	30,682	41,068	13,593
Loans held at fair value	2,955	3,799	6,846
Total interest-earning assets	3,009,027	3,017,593	2,709,513
Noninterest-earning assets	123,719	123,497	143,579
Total assets	$3,132,747	$3,141,090	$2,853,092

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,387,214	$2,387,894	$2,090,505
FHLB and Federal Reserve borrowings	50,338	50,799	51,885
Subordinated notes	44,785	44,742	52,495
Total interest-bearing liabilities	2,482,337	2,483,435	2,194,885
Noninterest-bearing liabilities:
Noninterest-bearing deposits	347,520	359,223	363,922
Other liabilities	36,459	36,415	41,656
Total noninterest-bearing liabilities	383,979	395,638	405,578
Total shareholders’ equity	266,430	262,017	252,629
Total liabilities and shareholders’ equity	$3,132,747	$3,141,090	$2,853,092

Yields/Cost of funds (annualized)
Interest-bearing deposits in other financial institutions	3.73%	4.04%	4.54%
Debt securities	4.29	4.40	3.65
Correspondent bank stock	8.59	8.70	8.94
Loans	5.70	5.72	5.70
Loan held at fair value	5.35	5.33	6.58
Mortgage loans held for sale	5.34	5.94	5.46
Total interest-earning assets	5.54	5.56	5.57
Interest-bearing deposits	3.23	3.42	3.59
Total deposits	2.82	2.97	3.06
FHLB and Federal Reserve borrowings	4.03	3.99	3.92
Subordinated notes	6.38	5.82	5.70
Total interest-bearing liabilities	3.30	3.47	3.65
Net interest margin	2.81	2.71	2.61
Net interest rate spread	2.24	2.09	1.92

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except share and per share amounts)	2026	2025	2025
Asset Quality
Non-accrual loans	$16,324	$16,588	$12,758
Non-performing assets	16,324	19,628	17,143
Net (recoveries) charge-offs	(20)	401	566
Non-accrual loans to total loans	0.61%	0.63%	0.53%
Non-performing assets to total assets	0.50	0.62	0.59
Allowance for credit losses to non-accrual loans	127.43	129.26	140.74
Allowance for credit losses to total loans	0.77	0.81	0.74
Net charge-offs to average loans	*	0.02	0.02

Assets Under Management	$7,234,541	$7,278,241	$7,176,624

Market Data
Book value per share at period end	$28.10	$27.30	$26.44
Tangible book value per common share(1)	$24.87	$24.07	$23.18
Weighted average outstanding shares, basic	9,733,704	9,719,812	9,704,419
Weighted average outstanding shares, diluted	9,900,420	9,849,323	9,798,591
Shares outstanding at period end	9,728,968	9,725,731	9,704,320

Consolidated Capital
Tier 1 capital to risk-weighted assets	9.90%	9.75%	10.35%
CET1 to risk-weighted assets	9.90	9.75	10.35
Total capital to risk-weighted assets	12.52	12.34	13.15
Tier 1 capital to average assets	7.88	7.68	8.12

Bank Capital
Tier 1 capital to risk-weighted assets	11.33%	11.15%	11.76%
CET1 to risk-weighted assets	11.33	11.15	11.76
Total capital to risk-weighted assets	12.21	11.99	12.52
Tier 1 capital to average assets	9.01	8.79	9.24
____________________
(1) Represents a Non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our Non-GAAP measures to the most directly comparable GAAP financial measure.
*Represents percentages that are not meaningful.

First Western Financial, Inc.
Consolidated Financial Summary (unaudited) (continued)
Reconciliations of Non-GAAP Financial Measures

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except share and per share amounts)	2026	2025	2025
Tangible Common
Total shareholders' equity	$273,365	$265,560	$256,555
Less: goodwill and other intangibles, net	31,373	31,422	31,576
Tangible common equity	$241,992	$234,138	$224,979

Common shares outstanding, end of period	9,728,968	9,725,731	9,704,320
Tangible common book value per share	$24.87	$24.07	$23.18
Net income available to common shareholders	6,208	3,314	4,185
Return on tangible common equity (annualized)	10.26%	5.66%	7.44%

Efficiency
Non-interest expense	$20,164	$21,306	$19,361
Less: OREO expenses and write-downs	—	1,310	(80)
Adjusted non-interest expense	$20,164	$19,996	$19,441

Total income before non-interest expense	$28,267	$25,741	$24,718
Less: unrealized (loss) gain recognized on equity securities	(4)	(6)	11
Less: net (loss) gain on loans accounted for under the fair value option	(39)	(44)	6
Less: net gain on loans held for sale	—	—	222
Plus: (release of) provision for of credit losses	(728)	915	80
Gross revenue	$27,582	$26,706	$24,559
Efficiency ratio	73.11%	74.88%	79.16%